Exhibit 15.1

July 31, 2014

IDACORP, Inc.
Idaho Power Company
Boise, Idaho

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of IDACORP, Inc. and subsidiaries and Idaho Power Company and subsidiary for the three-month and six-month periods ended June 30, 2014, and 2013, as indicated in our reports dated July 31, 2014; because we did not perform audits, we expressed no opinions on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, are incorporated by reference in Registration Statement Nos. 333-178124 and 333-188768 on Form S-3 and Registration Statement Nos. 333-65406, 333-125259, 333-143404, and 333-159855 on Form S-8 of IDACORP, Inc. and Registration Statement No. 333-188768-01 on Form S-3 and Registration Statement No. 333-66496 on Form S-8 of Idaho Power Company.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Boise, Idaho